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                                                                    Exhibit 99.1


               PLUMAS BANCORP DECLARES SEMI-ANNUAL CASH DIVIDEND

QUINCY, California, October 20, 2003 -- The board of directors of Plumas Bancorp, (OTC Bulletin Board: PLBC), at its October 17, 2003 meeting declared a cash dividend of 12 cents per share, an annualized increase of 9.1 percent over the split adjusted 22 cents per share regular dividend paid in 2002. The payable date for the dividend will be November 14, 2003 to shareholders of record as of November 3, 2003. This is the seventh consecutive year cash dividends have been paid.

            "The local board of directors took this action," said William E. Elliott, president and chief executive officer of both Plumas Bancorp and Plumas Bank, "in recognition of the fourteenth consecutive year of growth and is a continuation of the company's long term strategy of increasing shareholder value. This is the second semiannual cash dividend for a total of 24 cents per share in 2003. It is the intent of the board to continue to pay future cash dividends, if declared, on a semiannual basis."

            Headquartered in Quincy, California, with assets of over $343 million, Plumas Bank, the wholly owned subsidiary of Plumas Bancorp, currently maintains nine full-service community banking offices serving the financial needs of local families and businesses in Plumas, Lassen, Modoc, Shasta, Nevada, and Sierra Counties since 1980. The Bank provides traditional deposit, lending, mortgage and commercial banking products and services to business and retail customers throughout its market area.

            The bank also specializes in providing banking services to the local agribusiness community as well as offering mutual funds and insurance services to the communities in Northeastern California. Further information about Plumas Bancorp and Plumas Bank can be obtained at www.plumasbank.com. The company's stock is listed on the over-the-counter market under the stock symbol PLBC.

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This news release includes forward-looking statements about Plumas Bancorp's financial condition, results of operations, plans, objectives and future performance. A number of factors, many of which are beyond the control of Plumas Bancorp, could cause actual results to differ materially from those in the forward-looking statements.